As filed with the Securities and Exchange Commission on March 19, 2003

    Registration No.333-___________ _________________________________________________________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

_____

BP p.l.c.

(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	None (I.R.S. Employer Identification No.)

1 St. James’s Square

London SW1Y 4PD, England

(Address of Principal Executive Offices)

BP Sharematch UK (Overseas) Plan 2001

BP Sharesave UK Plan 2001

(Full Title of Plans)

_____

Daniel B. Pinkert

Corporate Secretary

BP Corporation North America Inc.

200 E. Randolph Drive

Chicago, Illinois 60601

(312) 856-3025

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to: Peter B.P. Bevan Group General Counsel BP p.l.c. 1 St. James’s Square London SW1Y 4PD, England 44 20-7496-4013

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)

Ordinary Shares (1)	10,000,000	6.1237	$ 61,237,000.00	$ 5,633.80

(1)   In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans described herein.

(2)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also registers such indeterminate number of additional shares as may be issuable in connection with the Plans in connection with share splits, share dividends or similar transactions.

(3)   Estimated solely for the purpose of calculating the Registration Fee in accordance with Rule 457(h).  Such estimate has been computed in accordance with Rule 457(h) based on the average of the high and low quotation for Ordinary Shares of BP p.l.c. on the London Stock Exchange on March 13, 2003 and the buying rate for pounds sterling of £1.00 =$ 1.6057 as announced by the Federal Reserve on that date.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

            Item 3.      Incorporation of Certain Documents By Reference.

                    The reports listed below have been filed with or furnished to the Securities and Exchange Commission ("Commission") by BP p.l.c., ("BP"), and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed or furnished:

  BP's Annual Report on Form 20-F for the year ended December 31, 2001.

  BP's Report on Form 6-K dated May 15, 2002 (File No. 001-06262)

  BP's Report on Form 6-K dated September 4, 2002 (File No. 001-06262).

  BP's Report on Form 6-K dated November 4, 2002 (File No. 001-06262).

                In addition, all filings on Form 20-F filed by BP pursuant to the 1934 Act, and, to the extent designated therein, certain Reports on Form 6-K which contain summarized financial information, condensed consolidated financial statements of BP and its subsidiaries relating to interim periods, or discussion and analysis of financial condition and results of operations furnished by BP, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents or reports, to the extent not superseded by documents or reports subsequently filed or made.

            Item 4.      Description of Securities.

Not applicable.

            Item 5.      Interest of Named Experts and Counsel.

        The consolidated financial statements of BP appearing in BP's Annual Report (Form 20-F) for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.  Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements (to the extent covered by consents filed with the Commission) given on the authority of such firm as experts in accounting and auditing.

The validity of the Ordinary Shares registered herein has been passed upon by Peter B. P. Bevan, Group General Counsel of BP.

            Item 6.      Indemnification of Directors and Officers.

Article 137 of the registrant's Articles of Association currently provides:

"Subject to the provisions of and so far as may be consistent with the Statutes, every Director, Auditor, Secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and/or discharge of his duties and/or the exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office."

Section 310 of the Companies Act of 1985 (as amended by Section 137 of the Companies Act of 1989) provides as follows:

"310.  Provisions exempting officers and auditors from liability:

(1)        This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

                    (2)        Except as provided by the following subsection, any such provision is void.

(3)        This section does not prevent a company

(a)  from purchasing and maintaining for any such officer or auditor insurance against any such liability; or

(b)  from indemnifying any such officer or auditor against any liability incurred by him

(i)   in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

(ii)  in connection with any application under Section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court."

Section 727 of the Companies Act 1985 provides as follows:

    "727.  Power of court to grant relief in certain circumstances:

(1)     If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as the court thinks fit.

(2)    If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)    Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper."

BP maintains directors' and officers' liability insurance for its directors and officers.

            Item 7.    Exemption from Registration Claimed.

            Not applicable.

            Item 8.    Exhibits.

            The following Exhibits are filed herewith unless otherwise indicated:

Exhibit No.

Description

4.1

BP Sharematch UK (Overseas) Plan 2001

4.2

BP Sharesave UK Plan 2001

5.1 & 23(b)

Opinion of Peter B. P. Bevan, Group General Counsel of BP  regarding the validity of the securities being registered.

23(a)

Consent of Ernst & Young LLP, independent auditors, London, England.

24(a)

Powers of Attorney (included in the signature page of this Registration Statement).

            Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

SIGNATURES OF BP P.L.C.

                Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on March 14, 2003.

                                                                            BP p.l.c.

                                                                            (Registrant)

                                                                            By:  /s/ Judith C. Hanratty

                                                                            Name: Judith C. Hanratty

                                                                            Title: Company Secretary

POWER OF ATTORNEY

                Each director and officer of the Registrant whose signature appears below hereby constitutes and appoints Stephen R. Winters and Daniel B. Pinkert, the agent for service named in the registration statement, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file any amendments to this Registration Statement on Form S-8 necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in this registration statement as such attorney-in-fact deems appropriate, and any subsequent Registration Statement for the same offering that may be filed under Rule 462(b) under the Securities Act of 1933, as amended.

                 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the indicated capacities on the 14th day of March, 2003.

Signature	Titles
/s/Peter Sutherland Peter Sutherland	Non-Executive Chairman
/s/Ian Prosser Sir Ian Prosser	Non-Executive Deputy Chairman
/s/ Browne of Madingley The Lord Browne of Madingley	Group Chief Executive and Executive Director (Principal Executive Officer)
/s/ Richard Olver Richard L. Olver	Deputy Group Chief Executive and Executive Director
/s/ Byron E. Grote Dr. Byron E. Grote	Chief Financial Officer and Executive Director (Principal Financial and Accounting Officer)
/s/ David C. Allen Dr. David C. Allen	Executive Director
/s/ Rodney Chase Rodney F. Chase	Executive Director
/s/ A. B. Hayward Dr. A. B. Hayward	Executive Director
/s/ John A. Manzoni John A. Manzoni	Executive Director
/s/ John H. Bryan John H. Bryan	Non-Executive Director
/s/ Erroll B. Davis Erroll B. Davis, Jr.	Non-Executive Director
/s/ DeAnne Julius Dr. DeAnne S. Julius	Non-Executive Director
/s/ Charles F. Knight Charles F. Knight	Non-Executive Director
/s/ F. A. Maljers Floris A. Maljers	Non-Executive Director
/s/ Walter E. Massey Dr. Walter E. Massey	Non-Executive Director
/s/ H. Michael P. Miles H. Michael P. Miles	Non-Executive Director
/s/ Robin Nicholson Sir Robin Nicholson	Non-Executive Director
/s/ Michael Wilson Michael H. Wilson	Non-Executive Director
/s/ Daniel B. Pinkert Daniel B. Pinkert	Authorized Representative in the United States

EXHIBIT INDEX

Exhibit No.

Description

4.1

BP Sharematch UK (Overseas) Plan 2001

4.2

BP Sharesave UK Plan 2001

5.1 & 23(b)

Opinion of Peter B. P. Bevan, Group General Counsel of BP  regarding the validity of the securities being registered.

23(a)

Consent of Ernst & Young LLP, independent auditors, London, England.

24(a)

Powers of Attorney (included on the signature page of this Registration Statement).